EXHIBIT 99.2

Subject: About Wanda Sports Group Company Limited Announces Receipt of a Preliminary Non-Binding Proposal to Acquire the Company

Dear Wanda Sports employees,

Today, we announced that a subsidiary of Dalian Wanda Group, our major shareholder, has proposed to take Wanda Sports Group private. This is a non-binding proposal that will trigger certain process that may last several months. It may or may not result in Dalian Wanda Group taking full ownership and control of our company.

Whatever the outcome, we will continue to focus on our mission which is to create value for our partners and clients as well as other stakeholders in the sports ecosystem, from rights owners to brands and advertisers, and to fans and athletes around the world.

You are an incredible team.  Thank you for your hard work and dedication which have made us what we are today, especially throughout the COVID-19 pandemic.  We appreciate all that you do for the Wanda Sports Group and your continued commitment to our mission.

As always, should you receive any enquiries from the media or other external parties, please forward them to Securities Department.

Sincerely,
Hengming Yang
President and CEO
Wanda Sports Group

Additional Information and Where to Find It

This communication relates solely to the commencement of a possible tender offer (an “Offer”) by Wanda Sports & Media (Hong Kong) Holding Co. Limited, a wholly-owned subsidiary of Dalian Wanda Group Co. Ltd. (any such offeror, the “Acquirer”), for all the outstanding Class A Ordinary Shares, including ADSs representing Class A Ordinary Shares (with every two ADSs representing three Class A Ordinary Shares) of Wanda Sports Group Company Limited (the “Company”), other than Class A Ordinary Shares and ADSs owned by the Acquirer and its affiliates.  It is possible that the potential going-private transaction involving the Company will be made by means other than an Offer by the Acquirer. The Acquirer indicated that it is open to considering alternative structures, including an acquisition by the Company of Class A Ordinary Shares and ADSs, at the same price.

No such Offer has commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that the Acquirer and the Company will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy Class A Ordinary Shares and ADSs, if made in the form of an Offer, will only be made pursuant to an offer to purchase and related tender offer materials. At the time an Offer is commenced, the Acquirer will file a tender offer statement on Schedule TO and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer.

IF AN OFFER IS COMMENCED, THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF CLASS A ORDINARY SHARES OR ADSs ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MANY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING CLASS A ORDINARY SHARES OR ADSs. Any offer to purchase, the related letters of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letters of transmittal and certain other offering documents will be made available by the Acquirer and when available may be obtained by directing a request to the Information Agent for the Offer which will be named in the Schedule TO. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at https://investor.wsg.cn/investor-relations or by contacting the Company’s investor relations department at +86 (10) 8558 7456.

In addition to any offer to purchase, the related letter of transmittal and certain other tender offer documents filed by the Acquirer, as well as the solicitation/recommendation statement filed by the Company, the Company will also file reports with, or submit reports to, the SEC. The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.